        Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of DirectorsBoston Private Financial Holdings, Inc.:
We consent to the use of our report dated February 28, 2020, with respect to the consolidated balance sheets of Boston Private Financial Holdings, Inc. as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Boston, MassachusettsMay 15, 2020